Press Release	Source: U.S. Dry Cleaning Corporation

US Dry Cleaning Acquires Tuchman Cleaners Marking Fourth Acquisition This Year Increasing Annualized Revenues to $33 Million
Wednesday October 1, 8:30 am ET

NEWPORT BEACH, Calif. & INDIANAPOLIS--(BUSINESS WIRE)--With the completion of its acquisition of Tuchman Cleaners in Indianapolis yesterday, US Dry Cleaning (OTCBB:UDRY - News), has increased its annualized quarterly year over year revenue growth by more than 330%.

US Dry Cleaning, the nation’s first consolidator and fastest-growing national chain of dry cleaning businesses, has completed the acquisition of 25 of the Tuchman Cleaners stores in Indianapolis and the surrounding areas. US Dry Cleaning paid $792,932.61 in an all-cash asset purchase transaction. The combined revenue of the stores is in excess of $7.8 million annually and US Dry Cleaning said the acquisition is immediately accretive to the company.

“We continue to purchase market-leading operators in the US that immediately bring accretive revenues and strong management to US Dry Cleaning,” said Robbie Lee, Chairman of US Dry Cleaning. “Tuchman’s, as the dominant dry cleaning chain in Indianapolis, is an example of the type of well-managed chain we target. US Dry Cleaning’s pipeline is strong and we are committed to increasing our revenue with these types of acquisitions.”

The acquisition of Tuchman Cleaners by US Dry Cleaning enables one of Indianapolis’ most popular and well-respected dry cleaning chains to continue to provide its quality customer service and drive through operations to its thousands of customers. US Dry Cleaning plans to look for additional locations for Tuchman stores to further service its growing customer base in Indiana.

Indianapolis customers of the Tuchman stores can be assured that they will continue to enjoy the same benefits, service and expertise that has made this chain one of the most popular in the area, affirmed Deborah Rechnitz, chief operating officer of US Dry Cleaning. She said that most customers will not immediately notice any change at their local stores, “yet there will be many immediate benefits to both employees and customers.”

“We intend to continue to operate the stores with existing, highly respected management,” said Ms. Rechnitz, referring specifically to Jim Dunn, who has been the driving force of the chain for the past 30 years, building the business into one that is recognized as one of the strongest dry cleaning operations in the country.

She said the company will continue - and perhaps expand - the popular Coats for Kids drive. Tuchman’s will also continue to be the exclusive dry cleaners of the Indianapolis Colts.

Ms. Rechnitz noted that in addition to these visible benefits, US Dry Cleaning also expects to invest in a number of additional improvements to the chain. “We are going to be installing new environmentally-friendly cleaning technology that will have benefits to our customers in terms of the quality of cleaning they will receive as well as being environmentally friendly.”

“We are very excited about becoming a part of US Dry Cleaning,” said Jim Dunn. “Although it has been a bit of a rough road for Tuchmans in the past several years as our corporate owner experienced their own difficulties, we are confident that as part of the US Dry Cleaning family we can offer our customers even better service in the years to come.”

Tuchman Cleaners was founded in 1916 and has been known throughout the Indianapolis area for its successful “Coats for Kids” program as well as its association with and designation as “The Official Cleaner” of the Indianapolis Colts and other professional sports teams in the city.

U.S. Dry Cleaning has successfully completed three acquisitions this year prior to the Tuchman announcement and the company has a robust pipeline of other acquisitions. The company’s targets for acquisition are profitable multi-store dry cleaning operations throughout the United States that are number one or number two in their markets. As a reflection of its remarkable growth, the company has more than tripled its current annualized revenue run rate.

About U.S. Dry Cleaning Corporation

U.S. Dry Cleaning’s mission is to create the premier national chain in the dry cleaning industry. The Company’s management team has extensive experience in retail consolidations and premier dry cleaning operations with a proven operating model. Management intends to rapidly acquire profitable, market-leading operations at accretive valuations. Each acquisition target is expected to be self-sufficient, and field management remains in place to ease the assimilation.

U.S. Dry Cleaning management believes the greatest value achieved in any consolidation is during the earliest phases. As a result, the company intends to grow as rapidly as possible to maximize shareholder value.

This release is for informational purposes only and should not be construed as a solicitation to invest. U.S. Dry Cleaning future operation results are dependent upon many factors, including but not limited to (i) the company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans (ii) the company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the company’s control and (iv) other risk factors discussed in the company’s periodic filings with the Securities & Exchange Commission, which are available for review at http://www.sec.gov under “Search for Company Filings.”

Contact:
Martin E. Janis & Company, Inc.
Beverly Jedynak
312-943-1123
bjedynak@janispr.com

Source: U.S. Dry Cleaning Corporation